Exhibit 23.2

KPMG LLP Suite 3100 717 North Harwood Street Dallas, TX 75201-6585
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Xanser Corporation:
We consent to the incorporation by reference in the registration statements numbers 333-101996, 333-87446, 333-83970, 333-83968, 333-68558, 333-34496, 333-60195, 333-22109, 333-14071, 333-14069, 333-14067, 333-08727, 333-08725, 333-08723, 33-58981, 33-54027 and 33-41295 on Form S-8 of Xanser Corporation of our report dated February 25, 2004, with respect to the consolidated statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003, and all related financial statements schedules, which report appears in the December 31, 2005, annual report on Form 10-K of Xanser Corporation.

KPMG LLP
Dallas, Texas
March 31, 2006